PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            CCB FINANCIAL CORPORATION

----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.


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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

                            CCB FINANCIAL CORPORATION
                               111 CORCORAN STREET
                               POST OFFICE BOX 931
                        DURHAM, NORTH CAROLINA 27702-0931


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------
                            TO BE HELD APRIL 18, 2000

     NOTICE is hereby given that the Annual Meeting of Shareholders of CCB Financial Corporation (the "Corporation") will be held as follows:


                    Place: George Watts Hill Alumni Center,
                           Stadium Drive at Ridge Road
                           on the campus of the University of
                           North Carolina at Chapel Hill,
                           Chapel Hill, North Carolina

                    Date:  Tuesday, April 18, 2000

                    Time:  11:00 A.M.

     For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of the accompanying Proxy Statement.

     THE PURPOSES OF THE ANNUAL MEETING ARE:

     1. To elect four members of the Board of Directors for terms of three years and one member of the Board of Directors for a term of two years.

     2. To consider an amendment to the Corporation's Long-Term Incentive Plan.

     3. To adopt a new Executive Management Incentive Plan.

     4. To consider a proposal to ratify the appointment of KPMG LLP as the Corporation's independent accountants for the year ending December 31, 2000.

     5. To consider and act on any other matters that may properly come before the Annual Meeting.

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as the close of business on March 1, 2000.

     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.



                                        Sincerely,

                                        /s/ Ernest C. Roessler


                                        ERNEST C. ROESSLER,
                                        Chairman, President and Chief Executive
                                        Officer

March 17, 2000

                            CCB FINANCIAL CORPORATION
                               111 CORCORAN STREET
                               POST OFFICE BOX 931
                        DURHAM, NORTH CAROLINA 27702-0931


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------
                          MAILING DATE: MARCH 17, 2000


                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 2000


GENERAL

     This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of CCB Financial Corporation (the "Corporation") of appointments of proxy in the form enclosed herewith for the 2000 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, April 18, 2000, beginning at 11:00 A.M., at the George Watts Hill Alumni Center, Stadium Drive at Ridge Road, on the campus of the University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of this Proxy Statement.

     As used in this Proxy Statement, the term "the Bank" refers to the Corporation's wholly-owned North Carolina-chartered commercial bank subsidiary, Central Carolina Bank and Trust Company, Durham, North Carolina, and the term "AFB" refers to the Corporation's wholly-owned federal savings bank subsidiary, American Federal Bank, FSB, Greenville, South Carolina.


VOTING OF APPOINTMENTS OF PROXIES; REVOCATION

     Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Leo P. Pylypec, Secretary of the Corporation and the Bank, W. Harold Parker, Jr., Controller of the Corporation and the Bank, and Manuel L. Rojas, General Auditor of the Bank. Shares represented by each appointment of proxy which is properly executed, returned, and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the five nominees for director named in Proposal 1 and "FOR" the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the Annual Meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

     A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Mr. Pylypec at the address above an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.


EXPENSES OF SOLICITATION

     The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors, or employees of the Corporation and its subsidiaries without additional compensation. The Corporation has engaged Corporate Investor Communications, Inc., to assist in the solicitation of appointments of proxy. The fee for such services will be approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses. The Corporation also will reimburse brokerage houses and other nominees for expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.


RECORD DATE

     The Board of Directors has set March 1, 2000, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

VOTING SECURITIES

     The voting securities of the Corporation are the shares of its $5.00 par value common stock ("Common Stock"), of which 100,000,000 shares were authorized and 39,445,660 shares were outstanding as of the Record Date. On such date there were approximately 9,400 shareholders of record.


VOTING PROCEDURES; VOTES REQUIRED FOR APPROVAL

     The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Annual Meeting. At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected.

     In voting for directors under Proposal 1, the five nominees receiving the highest numbers of votes will be elected. Votes may be cast in favor of director nominees or withheld. Withheld votes are not treated as votes cast and, therefore, will have no effect on the election of directors. In the case of the other proposals, for such proposals to be approved, the number of votes cast for approval must exceed the number of votes cast against approval. Under the rules of the New York Stock Exchange (the "NYSE"), broker-dealers who hold shares in street name have the authority to vote on certain routine items when they have not received voting instructions from beneficial owners, in this case, Proposals 1 and 4. Under North Carolina law, abstentions are not treated as votes cast and, therefore, will have no effect on the vote for any proposal.



AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     Set forth below is information regarding the only entity known to management of the Corporation to beneficially own more than five percent of the issued and outstanding shares of Common Stock as of December 31, 1999.



                                    Amount and Nature of            Percentage
       Name and Address             Beneficial Ownership            of Class(1)
-----------------------------      ----------------------           ------------
     Central Carolina Bank and           2,281,062                     5.76%
      Trust Company
     111 Corcoran Street
     Post Office Box 931
     Durham, North Carolina
     27702-0931

---------
(1) The calculation of the percentage of class beneficially owned is based on the 39,579,808 shares of the Corporation's Common Stock issued and outstanding on December 31, 1999.

(2) Shares beneficially owned by the Bank are held through its trust department in various fiduciary capacities. In addition to the shares reflected above, the Bank holds certain other shares in various fiduciary capacities as to which the Bank disclaims beneficial ownership. The aggregate number of shares held by the Bank includes 2,221,446 shares over which the Bank exercises sole voting power, 59,616 shares over which the Bank has shared voting power, 1,329,273 shares over which the Bank has sole investment power, and 381,907 shares over which the Bank has shared investment power.

Set forth below is information as of December 31, 1999 regarding the beneficial ownership of Common Stock by the Corporation's current directors and executive officers individually, and by all current directors and executive officers of the Corporation as a group. No current director or executive officer owned more than one percent of the shares outstanding on December 31, 1999. Current directors and executive officers as a group owned 2.74% of the shares outstanding on such date.


                                                      AMOUNT AND NATURE OF
                    NAME                             BENEFICIAL OWNERSHIP(1)
--------------------------------------------        ------------------------
       William L. Abercrombie, Jr.                            130,307(2)
       J. Harper Beall, III                                    63,864(3)
       James B. Brame, Jr.                                     18,857(4)
       Timothy B. Burnett                                      12,877(5)
       Blake P. Garrett, Jr.                                   94,613(6)
       Edward S. Holmes                                        25,529(7)
       David B. Jordan                                         35,414(8)
       C. Dan Joyner                                           45,527(9)
       Owen G. Kenan                                           22,607(10)
       Eugene J. McDonald                                      25,940(11)
       Hamilton W. McKay, Jr., M.D.                            28,721(12)
       George J. Morrow                                         8,097(13)
       Eric B. Munson                                          14,314(14)
       Ernest C. Roessler                                     170,185(15)
       Dr. David E. Shi                                        18,041(16)
       Jimmy K. Stegall                                        81,175(17)
       H. Allen Tate, Jr.                                      37,683(18)
       James L. Williamson                                     19,769(19)
       Dr. Phail Wynn, Jr.                                     15,276(20)
       J. Scott Edwards                                       120,435(21)
       Sheldon M. Fox                                           8,052(22)
       Richard L. Furr                                         99,050(23)
       All current directors and executive                  1,096,333(24)
       officers as a group (22 persons)

---------
(1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

(2) Includes 11,538 shares with respect to which Mr. Abercrombie exercises shared voting and investment power, 72,081 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only and 14,956 shares held under the 401(k) Plan of AFB as to which he is considered to have sole investment power only.

(3) Includes 15,842 shares which Mr. Beall could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, and 21,883 shares with respect to which he exercises shared voting and investment power. Does not include 4,020 shares held by Mr. Beall's spouse and children and with respect to which he disclaims any beneficial ownership.

(4) Includes 9,200 shares which Mr. Brame could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(5) Includes 7,200 shares which Mr. Burnett could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(6) Includes 47,614 shares with respect to which Mr. Garrett exercises shared voting and investment power and 11,095 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(7) Includes 11,200 shares which Mr. Holmes could purchase under a presently exercisable option and as to which he is considered to have sole investment power only. Does not include 43,296 shares held by his spouse and with respect to which he disclaims any beneficial ownership.

(8) Includes 522 shares with respect to which Mr. Jordan exercises shared voting and investment power, 3,764 shares under the 401(k) Plan as to which he is considered to have sole investment power only, and 15,628 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(9) Includes 2,288 shares with respect to which Mr. Joyner exercises shared voting and investment power and 16,880 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(10) Includes 9,560 shares with respect to which Mr. Kenan exercises shared voting and investment power and 11,200 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(11) Includes 2,403 shares with respect to which Mr. McDonald exercises shared voting and investment power and 11,200 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(12) Does not include 1,558 shares held by Dr. McKay's spouse and children and with respect to which he disclaims any beneficial ownership.

(13) Includes 3,200 shares which Mr. Morrow could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(14) Includes 11,200 shares which Mr. Munson could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(15) Includes 7,000 shares with respect to which Mr. Roessler exercises shared voting and investment power, 84,972 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, 4,020 shares which his children could purchase under presently exercisable options assigned to them by Mr. Roessler and as to which he is considered to have shared investment power only, and 23,528 shares held under the 401(k) Plan as to which he is considered to have sole investment power only.

(16) Includes 12,880 shares which Dr. Shi could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(17) Includes 12,904 shares with respect to which Mr. Stegall exercises shared voting and investment power and 11,200 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(18) Includes 1,050 shares with respect to which Mr. Tate exercises shared voting and investment power and 11,200 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only. Does not include a total of 6,483 shares held by or for Mr. Tate's spouse and children and with respect to which he disclaims any beneficial ownership.

(19) Includes 11,200 shares which Mr. Williamson could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(20) Includes 11,200 shares which Dr. Wynn could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(21) Includes 26,037 shares under the 401(k) Plan as to which Mr. Edwards is considered to have sole investment power only and 41,534 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(22) Includes 132 shares under the 401(k) Plan as to which Mr. Fox is considered to have sole investment power only, 600 shares with respect to which he exercises sole voting power only, and 4,000 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(23) Includes 11,334 shares with respect to which Mr. Furr exercises shared voting and investment power, 42,366 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, and 12,016 shares under the 401(k) Plan as to which he is considered to have sole investment power only.

(24) Includes an aggregate of 455,506 shares with respect to which current directors and executive officers exercise sole voting and investment power, 128,096 shares with respect to which they have shared voting and investment power, 427,678 shares which such persons could purchase under presently exercisable options and as to which they have sole investment power only, 4,020 shares with respect to which they have shared investment power, 600 shares with respect to which they have sole voting power only, and 80,433 shares under the 401(k) Plan as to which they have sole investment power only.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE FOUR NOMINEES NAMED BELOW FOR A THREE-YEAR TERM.



                                                      PRINCIPAL OCCUPATION
NAME AND AGE                                        AND OTHER DIRECTORSHIPS                        DIRECTOR SINCE(1)
----------------------------- --------------------------------------------------------------------------------------
J. Harper Beall, III          President and Chief Executive Officer, Fairfield Chair                     1994
     (58)                        Company (furniture manufacturer)
Eugene J. McDonald            President, Duke Management Company (asset management                       1985
     (67)                        company affiliated with Duke University); Executive Vice
                                 President, Duke University; Executive Vice Chairman of the
                                 Corporation and Bank; Director, Key Funds, Inc.; and
                                 Director, Flag Group of Mutual Funds
James L. Williamson           Retired, previously Partner, KPMG LLP (certified public                    1995
     (67)                        accountants)
Dr. Phail Wynn, Jr.           President, Durham Technical Community College                              1992
     (52)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEE
NAMED BELOW FOR A TWO-YEAR TERM.

William L. Abercrombie, Jr.   Vice Chairman of the Board of the Corporation and the Bank;                1997 (3)
     (52)                        Chairman of the Board, President and Chief Executive Officer
                                 of AFB

REMAINING DIRECTORS NOT SUBJECT TO ELECTION IN 2000
SERVING A THREE-YEAR TERM
ENDING IN 2001:

James B. Brame, Jr.(2)        President, Brame Specialty Co., Inc. (paper products, office               1993
     (54)                        supplies and equipment)
David B. Jordan               Vice Chairman of the Board of the Corporation and the Bank;                1995
     (63)                        Former Vice Chairman and Chief Executive Officer of Security
                                 Capital Bancorp (acquired by the Corporation in 1995);
                                 Director of AFB
C. Dan Joyner                 President and Chief Executive Officer of The Prudential/C. Dan             1997 (3)
     (62)                        Joyner Co., Inc. (real estate broker); Director of AFB
Eric B. Munson                President and Chief Executive Officer, University of North                 1985
     (57)                        Carolina Hospitals
Dr. David E. Shi              President, Furman University; Director of AFB                              1997 (3)
     (48)
Jimmy K. Stegall              President, Stegall Petroleum, Inc. (petroleum marketer and real            1995
     (69)                        estate development)

SERVING A THREE-YEAR
TERM ENDING IN 2002:

Timothy B. Burnett            President, Bessemer Improvement Company (industrial and                    1994
     (59)                        commercial real estate development); Trustee, Alexander
                                 Hamilton Insurance Trust
Blake P. Garrett, Jr.         Partner, Garrett and Garrett Construction (commercial real estate          1997 (3)
     (59)                        developer); Trustee, Real Estate Fund Investment Trust;
                                 Director of AFB
Owen G. Kenan                 President and Chief Executive Officer, Kenan Enterprises, Inc.             1981
     (56)                        (commercial real estate holding company), Kenan
                                 Developments, Inc. (commercial real estate developer); also serves as Director and Vice Chairman, Kenan Transport Co.,
                                 Inc. (bulk products hauler), Vice Chairman, Flagler Systems,
                                 Inc. (hotel and property management), and Chairman, Kenan
                                 Global Enterprises, LLC (international investments)
George J. Morrow              President and Chief Executive Officer, Glaxo Wellcome Inc.                 1996
     (48)                        (pharmaceuticals)
Ernest C. Roessler            Chairman of the Board, President and Chief Executive Officer of            1993
     (58)                        the Corporation and the Bank; Director of AFB
H. Allen Tate, Jr.            President, Allen Tate Company, Inc. (residential real estate               1989
     (68)                        broker); Director, Reliance Relocation Services, Inc.


---------
(1) Refers to the year in which a person first was elected a director of the Corporation or, if prior to the Corporation's organization in 1983, the year in which such person first was elected a director of the Bank.

(2) During 1999, the Bank purchased office supplies and other products from Brame Specialty Co., Inc., in an aggregate amount of $1,019,556.

(3) Messrs. Abercrombie, Garrett, and Joyner, and Dr. Shi became members of the Boards of Directors of the Corporation and the Bank on August 1, 1997, by action of the then existing Boards of Directors of the Corporation and the Bank, in connection with the Corporation's acquisition of AFB.

(4) Edward S. Holmes and Hamilton W. McKay, Jr., M.D. are retiring from the current Board of Directors effective with the 2000 Annual Meeting.


DIRECTORS' COMPENSATION

     Directors who are officers other than the Executive Vice Chairman do not receive any additional compensation for their service as directors. During 1999 each director of the Corporation received a retainer of $12,500 and an additional retainer of $7,500 if a member of the Executive Committee. Additionally, directors received a fee of $875 for each meeting of the Board of Directors attended and $750 for attendance at each meeting of a committee of the Board of Directors. If the director also served as chairman of the committee, he received an additional fee of $250 for attendance at each committee meeting. In addition to retainer and attendance fees, Mr. McDonald received $102,000 in fees for his services as Executive Vice Chairman in 1999.

     In order to increase stock ownership of directors in the Corporation, beginning in 1998, the directors were given the option of receiving fees in an amount equal to 120% of the fees to which they were entitled provided they utilized such amount to purchase shares of the Corporation's Common Stock through the Corporation's Dividend Reinvestment and Stock Purchase Plan. Alternatively, the fees may be deferred under a Deferred Compensation Plan that invests solely in the Common Stock of the Corporation.

     Total directors' fees payable for 1999 were $640,975, of which $93,525 was paid to directors and $547,450 was used to purchase stock or was deferred under the Deferred Compensation Plan. Additionally in 1999, directors were granted stock options using Black-Scholes methodology, intended to provide approximately $20,000 per year in annualized compensation.

     Retainer and attendance fees will remain unchanged in 2000. It is anticipated that directors will be granted additional stock options under similar terms as in 1999.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors held four regular meetings and one special meeting during 1999. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 1999.

     The Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee, a Governance Committee and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of certain committees.

     The current members of the Audit Committee are Mr. Burnett, who serves as Chairman, and Messrs. Beall, Garrett, Williamson, Dr. McKay and Dr. Wynn. The primary functions of the Audit Committee are to provide additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation and to oversee and monitor the activities of the Corporation's internal and external audit processes, including the nomination of the Corporation's independent accountants. The committee met five times during 1999.

     The current members of the Nominating Committee are Mr. McDonald, who serves as Chairman, Messrs. Roessler and Stegall, Dr. McKay, and Dr. Shi. Mr. Pylypec currently serves as a non-voting, advisory member. The primary function of the Nominating Committee is to recommend candidates to the Board of Directors for selection as nominees for election as directors. The committee has met once since the 1999 Annual Meeting. Any shareholder wishing to make a nomination for director to be considered at the 2001 Annual Meeting anticipated to be held during April 2001 must make such nomination in writing to Mr. Pylypec, Secretary of the Corporation, not less than 60 days nor more than 90 days prior to such meeting. Such notification must include the name and address of the shareholder making the nomination, a representation of the number of shares of the Corporation owned of record by the shareholder and such shareholder's intention to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. As to each person nominated, the notification must include such person's name and address, employment history for the past five years, affiliations (if any) with the Corporation and other corporations, the number of shares of the Corporation that are owned of record or beneficially by such proposed nominee(s) and information concerning any transactions in shares of the Corporation or such other corporation within the prior 60 days. Additionally, information must be given as to whether such proposed nominee(s) has been convicted in a criminal proceeding within the past five years and, if so, the details thereof; whether such person(s) has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, if any, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Corporation. Further, the proposed nominee's written consent to be named as a nominee and to serve as a director if elected must be provided together with a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder. Any nomination(s) not made in accordance with the foregoing procedure may be disregarded by the chairman of the meeting.

     The current members of the Governance Committee are Mr. McDonald, who serves as Chairman, Messrs. Burnett, Holmes, Morrow, Munson and Dr. Shi. Mr. Pylypec currently serves as a non-voting, advisory member. The primary functions of the Governance Committee are an ongoing review of the Corporation's existing corporate governance policies and procedures and formulation of recommendations to improve the Corporation's corporate governance to reflect "best practices" of corporate America. The committee met seven times in 1999.

     The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. With respect to salaries, however, the Compensation Committee only establishes salary ranges for executive officers while the Executive Committee sets actual salaries within those ranges. All actions of the Compensation Committee are subject to review by the full Board of Directors. The membership of the Compensation Committee, which met four times during 1999, is described below.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Mr. Munson, who serves as Chairman, and Messrs. Brame, Joyner, McDonald and Morrow, with Messrs. Roessler and John J. Mistretta, Executive Vice President and Director of Human Resources of the Corporation and the Bank, serving as non-voting, advisory members.

     The current members of the Executive Committee are Mr. Roessler, who serves as Chairman, and Messrs. Abercrombie, Holmes, Jordan, McDonald, Munson and Dr. Wynn, with Messrs. Edwards, Fox and Furr serving as non-voting, advisory members.


COMPENSATION COMMITTEE REPORT

     GENERAL. It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program that will enable the Corporation to attract, motivate, and retain qualified executive officers. During 1999, the Corporation's executive compensation program provided for (a) annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance, and (b) long-term compensation consisting of periodic stock option awards combined with incentive compensation based on the Corporation's financial performance. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based on recommendations made in 1997 by an independent consulting group. Recommendations included changes in the methodology used to grant stock options. The 1999 grants used the Black-Scholes methodology which assigns a fair value to an option at the date of grant.

     The Omnibus Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to limit the deductibility of annual compensation in excess of $1,000,000 paid by public corporations to certain executive officers. With respect to Section 162(m), the Compensation Committee has adopted a new Executive Management Incentive Plan in the form of the attached Appendix A and as described under Proposal 3 for shareholder vote (the "EMIP").

     The following is a discussion of each element of the compensation program for 1999 with respect to the Corporation's executive officers.

     ANNUAL COMPENSATION PROGRAM. The 1999 base salary for Mr. Roessler was set on an objective basis by the Executive Committee using specific performance criteria within a range determined by the Compensation Committee to be competitive with the base salaries paid to chief executive officers of bank holding companies of comparable asset size. The Compensation Committee obtained from William H. Mercer Co. ("Mercer"), an independent compensation consulting firm, an analysis of the base salaries of the chief executive officers of approximately 15 high performing bank holding companies. The bank holding companies were of similar size and performance level based on key measures such as earnings per share growth, Return on Assets and Return on Equity. The information was then used with the strategy to position pay levels at slightly below the median, consistent with the Corporation's relative size. The 1999 salary set by the Executive Committee for Mr. Roessler was 92% of the median salary of the chief executive officers of the bank holding companies.

     The 1999 salaries of the other executive officers, except Mr. Abercrombie, were set during February 1999, within ranges approved by the Compensation Committee, by the Executive Committee based on its evaluation of the performance and levels of responsibility of each officer and their contribution to the Corporation's financial performance, measured in terms of its return on assets and return on equity, for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position and by the levels of compensation paid by financial institutions of comparable size for similar positions. This comparative analysis was based upon information obtained from Mercer regarding salaries paid to executive officers of bank holding companies of comparable asset size, expressed in terms of the ratio of such salaries to the salaries of their respective chief executive officers. The 1999 salary of Mr. Abercrombie prior to October 15, 1999 was separately negotiated in connection with the Corporation's acquisition of AFB in 1997, and his salary for the remainder of 1999 and for the following years was re-negotiated in the amendment and restatement of Mr. Abercrombie's employment agreement with the Corporation effective as of October 15, 1999. See "Change in Control and Employment Arrangements."

     The cash incentive bonuses paid for 1999 to Mr. Roessler and to each of the other executive officers were determined under the terms of the Management Performance Incentive Plan (the "Incentive Plan") based on the Corporation's 1999 financial performance, measured in terms of the Corporation's return on assets, return on equity, earnings per share, and efficiency ratio. The Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 1999, individual target bonuses, as a percentage of annual base salary, ranged from a low of 4% to a high of 60%. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 200% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Incentive Plan. Payment of bonuses under the Incentive Plan are made annually within 75 days of the end of the fiscal year, subject to approval by the Executive Committee. For the year ended December 31, 1999, the Corporation exceeded the designated performance measures and surpassed the applicable minimum net income threshold, resulting in an overall bonus fund of 103.0% of target bonuses.

     Other forms of annual compensation paid to executive officers in 1999 include the Corporation's matching contributions (the "Matching Contributions") to the account of each executive officer under the 401(k) Plan. The Matching Contributions for Mr. Roessler and the other executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year.

     LONG-TERM COMPENSATION PROGRAM. To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors adopted the Long-Term Incentive Plan (the "LTIP"). The LTIP was approved by the shareholders of the Corporation at their 1994 Annual Meeting and has a ten-year term. The objective of the LTIP is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the LTIP, restricted stock, stock options, and performance units (payable in cash, restricted stock, or unrestricted stock) may periodically be granted in various combinations to key officers and directors. The LTIP is administered by the Compensation Committee. Each recipient of an award under the LTIP must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award.


     During 1999, Mr. Roessler and each of the other executive officers received awards under the LTIP in the form of stock options ("Options") and performance units ("Units"). The Options awarded in 1999 have an exercise price of $55.625 per share, and a term of ten years with one-third of the options vesting on the first, second, and third anniversaries of the date of grant. The Units awarded in 1999 have a value in range from $0 to $200 each with a target value of $100 each and will be paid only if the Corporation meets or exceeds a specified average return on equity, return on assets and total shareholder return as compared to a peer group of comparably sized banks east of the Mississippi River over a three-year period ending on December 31, 2001. Vested Units will be settled through payment of cash or Common Stock made as soon as practical following the conclusion of the performance period. The number of Options and Units awarded to Mr. Roessler and to each of the other executive officers was based in each case upon a specified percentage of their current base salary.


EXECUTIVE COMPENSATION

     The following table shows for 1999, 1998, and 1997, the cash and certain other compensation paid to or received or deferred by the Chief Executive Officer and the four other highest compensated executive officers of the Corporation (the "Named Executive Officers").




                           SUMMARY COMPENSATION TABLE
                                                       Annual Compensation
                                               ------------------------------------
                                                                           Other
                Name and                                                Annual
               Principal                         Salary    Bonus     Compensation
                Position                 Year    ($)(1)    ($)(2)         ($)
--------------------------------------- ------ --------- --------- ----------------
Ernest C. Roessler
 Chairman, President and Chief          1999   618,000   370,731             --
 Executive Officer of the Corporation   1998   536,630   340,890             --
 and the Bank                           1997   486,160   312,464             --
William L. Abercrombie, Jr. (4)
 Vice Chairman of the Corporation       1999   336,810   166,454        170,100(5)
 and Chairman, President and            1998   328,290   166,454        291,600(5)
 Chief Executive Officer of             1997   285,666   158,880        121,500(5)
 AFB
J. Scott Edwards
 Senior Executive Vice President of     1999   322,596   161,268             --
 the Corporation and the                1998   298,700   151,798             --
 Bank                                   1997   268,315   137,961             --
Richard L. Furr
 Senior Executive Vice President of     1999   335,574   167,756             --
 the Corporation and the                1998   310,708   157,900             --
 Bank                                   1997   273,980   140,874             --
Sheldon M. Fox (7)
 Executive Vice President of the        1999   238,960   114,679             --
 Corporation and the                    1998   44,422    --                  --
 Bank                                   1997       --    --                  --



                           SUMMARY COMPENSATION TABLE


                                               LONG-TERM COMPENSATION
                                         -----------------------------------
                                                  AWARDS
                                         -------------------------
                                                                    PAYOUTS
                                         RESTRICTED   SECURITIES    -------         ALL
                NAME AND                   STOCK      UNDERLYING      LTIP         OTHER
               PRINCIPAL                   AWARDS    OPTIONS/SARS   PAYOUTS    COMPENSATION
                POSITION                    ($)           (#)         ($)         ($)(3)
--------------------------------------- ----------- -------------- --------- ----------------
Ernest C. Roessler
 Chairman, President and Chief                 --       34,480     202,000         93,939
 Executive Officer of the Corporation          --       34,480     150,000        143,438
 and the Bank                                  --       34,480     138,000         31,406
William L. Abercrombie, Jr. (4)
 Vice Chairman of the Corporation              --       13,800          --         23,672
 and Chairman, President and                   --       13,360          --         26,395
 Chief Executive Officer of                    --       12,715          --        285,275(6)
 AFB
J. Scott Edwards
 Senior Executive Vice President of            --       14,280      98,000         49,371
 the Corporation and the                       --       14,280      84,000         73,626
 Bank                                          --       14,280      80,000         15,864
Richard L. Furr
 Senior Executive Vice President of            --       14,580     100,000         46,379
 the Corporation and the                       --       14,580      86,000         67,545
 Bank                                          --       14,580      80,000         16,179
Sheldon M. Fox (7)
 Executive Vice President of the               --        9,800          --          1,160
 Corporation and the                       51,750       10,000          --             --
 Bank                                          --           --          --             --

---------
(1) Consists of salary payable to each Named Executive Officer, including portions of salary deferred at the election of each officer.

(2) Consists entirely of cash bonuses paid to the Named Executive Officers under the Incentive Plan. See "Compensation Committee Report -- Annual Compensation Program."

(3) The amount listed for each Named Executive Officer for 1999 includes the Corporation's matching contribution on behalf of that officer to the 401(k) Plan. The separate amounts for each Named Executive Officer are as follows:
    Mr. Roessler -- $28,227, Mr. Abercrombie -- $19,797, Mr. Edwards -- $13,950,
    Mr. Furr -- $14,511 and Mr. Fox -- $1,160. The amounts also include for Mr. Roessler -- $65,712, Mr. Edwards -- $35,421 and Mr. Furr -- $31,868 which represents the present value of the yearly interest forgone on the non-term premium paid under a split-dollar life insurance arrangement. Also includes premiums in the amount of $3,875 paid by the Corporation with respect to whole life insurance for the benefit of Mr. Abercrombie.

(4) On July 31, 1997, the Corporation acquired AFB. Amounts paid to Mr. Abercrombie prior to such date were paid to him by AFB in his capacity as Chairman, President and Chief Executive Officer of AFB.

(5) Consists entirely of payments from the Corporation to Mr. Abercrombie in connection with the Corporation's acquisition of AFB. See "Change of Control and Employment Arrangements."

(6) Includes a closing bonus in the amount of $275,000 paid to Mr. Abercrombie by the Corporation in connection with the Corporation's acquisition of AFB.

(7) Mr. Fox was employed by the Corporation on October 26, 1998 and currently serves as Chief Financial Officer of the Corporation and the Bank. Prior to being employed by the Corporation, Mr. Fox was a Partner with KPMG LLP.

     The following table sets forth information with regard to grants of options during the fiscal year ended December 31, 1999. All such grants were made under the LTIP.


                             OPTION GRANTS IN 1999





                                                                                                POTENTIAL REALIZABLE VALUE
                                     NUMBER                                                        AT ASSUMED ANNUAL RATES
                                 OF SECURITIES     PERCENT OF TOTAL                                     OF STOCK PRICE
                                   UNDERLYING      OPTIONS GRANTED                                 APPRECIATION FOR OPTION
                                    OPTIONS        TO EMPLOYEES IN     EXERCISE OR                           TERM
                                    GRANTED              1999          BASE PRICE     EXPIRATION   --------------------------
NAME                                  (#)                (%)             ($/SH.)         DATE         5%($)        10%($)
-----------------------------   ---------------   -----------------   ------------   -----------   -----------   ------------
Ernest C. Roessler                   34,480(1)            10.2            55.625      3/22/2009     1,206,188     3,056,718
William L. Abercrombie, Jr.          13,800                4.1            55.625      3/22/2009       482,755     1,223,397
J. Scott Edwards                     14,280                4.2            55.625      3/22/2009       499,547     1,265,949
Richard L. Furr                      14,580                4.3            55.625      3/22/2009       510,041     1,292,545
Sheldon M. Fox                        9,800                2.9            55.625      3/22/2009       342,826       868,789

---------
(1) Includes 4,020 options assigned to Mr. Roessler's children.


                      AGGREGATED OPTION EXERCISES IN 1999
                    AND OPTION VALUES AT DECEMBER 31, 1999



                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING                VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 1999 (#)       DECEMBER 31, 1999 ($) (1)
                               SHARES ACQUIRED      VALUE     -------------------------------  ---------------------------
NAME                           ON EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------- ----------------- ------------- --------------- --------------- -------------  -------------
Ernest C. Roessler                   3,994          65,776         88,992(2)       22,986         575,094         --
William L. Abercrombie, Jr.         14,250         685,881         72,081          22,707       1,819,110         --
J. Scott Edwards                        --              --         41,534           9,520         333,768         --
Richard L. Furr                      2,346          82,697         42,366           9,720         339,916         --
Sheldon M. Fox                          --              --          4,000          15,800              --         --

---------
(1) Closing price of the Corporation's Common Stock at December 31, 1999 was $43.56.

(2) Includes 4,020 options assigned to Mr. Roessler's children.


                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1999



                                                                    ESTIMATED FUTURE
                                                     PERFORMANCE     PAYOUTS UNDER
                                                      OR OTHER    NON-STOCK PRICE-BASED
                                                       PERIOD            PLANS
                                 NUMBER OF SHARES       UNTIL     --------------------
                                  UNITS OR OTHER    MATURATION OR   TARGET    MAXIMUM
NAME                                RIGHTS (#)         PAYOUT        ($)        ($)
------------------------------- ------------------ -------------- --------- ----------
  Ernest C. Roessler                  2,250          1999-2001     225,000   450,000
  William L. Abercrombie, Jr.           980          1999-2001      98,000   196,000
  J. Scott Edwards                      940          1999-2001      94,000   188,000
  Richard L. Furr                       980          1999-2001      98,000   196,000
  Sheldon M. Fox                        700          1999-2001      70,000   140,000

PENSION PLAN

     The Corporation maintains a tax-qualified, defined benefit pension plan (the "Pension Plan"), in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of twelve months participate. Compensation covered by the Pension Plan each year is a participant's annual base salary and short term bonus. At his or her retirement, a participant's annual benefit under the Pension Plan is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"). However, under tax laws in effect at December 31, 1999, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the Pension Plan may not exceed $170,000, and maximum annual benefits payable under the Pension Plan are $135,000. The Corporation has therefore adopted a supplemental retirement plan (the "Supplemental Plan") which operates in conjunction with the Pension Plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual benefit under the Pension Plan and the amount he would receive under the Pension Plan in the absence of the above limitations. The following table shows the estimated annual aggregate benefit payable under the Pension Plan and the Supplemental Plan to participants following retirement at age 65, which is the "normal retirement age" under the Pension Plan, based on various specified numbers of years of service with the Corporation and its subsidiaries and various levels of compensation covered under the Pension Plan:




                                                    YEARS OF SERVICE
         FINAL         ---------------------------------------------------------------------------
 AVERAGE COMPENSATION   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
---------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------
  $100,000............  12,000      18,000     24,000     30,000     36,000     42,000     48,000
   150,000............  18,000      27,000     36,000     45,000     54,000     63,000     72,000
   200,000............  24,000      36,000     48,000     60,000     72,000     84,000     96,000
   250,000............  30,000      45,000     60,000     75,000     90,000    105,000    120,000
   300,000............  36,000      54,000     72,000     90,000    108,000    126,000    144,000
   350,000............  42,000      63,000     84,000    105,000    126,000    147,000    168,000
   400,000............  48,000      72,000     96,000    120,000    144,000    168,000    192,000
   450,000............  54,000      81,000    108,000    135,000    162,000    189,000    216,000
   500,000............  60,000      90,000    120,000    150,000    180,000    210,000    240,000
   550,000............  66,000      99,000    132,000    165,000    198,000    231,000    264,000
   600,000............  72,000     108,000    144,000    180,000    216,000    252,000    288,000
   650,000............  78,000     117,000    156,000    195,000    234,000    273,000    312,000
   700,000............  84,000     126,000    168,000    210,000    252,000    294,000    336,000
   750,000............  90,000     135,000    180,000    225,000    270,000    315,000    360,000

---------
     Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. As of December 31, 1999, the Final Average Compensation and years of service of each of the Named Executive Officers would have been: Mr. Roessler -- $689,919 and 11 years; Mr. Abercrombie -- $492,189 and 26 years; Mr. Edwards -- $369,312 and 31 years; Mr. Furr -- $378,964 and 28 years and Mr. Fox -- $232,000 and 1 year.


CHANGE IN CONTROL AND EMPLOYMENT ARRANGEMENTS

     In 1999 the Corporation and Bank entered into Amended versions of Employment and Amended and Restated Change in Control Agreements (collectively referred to as "Executive Employment Agreements"), with Messrs. Roessler ("Roessler Employment Agreement"), Edwards ("Edwards Employment Agreement"), Furr ("Furr Employment Agreement") and Fox ("Fox Employment Agreement") as senior executive officers of the Corporation and Bank (individually, Messrs. Roessler, Edwards, Furr and Fox, herein called the "Executive"). The Executive Employment Agreements supercede prior versions of such agreements, entered into in 1998 between the Corporation and Bank and the Executives, respectively. The Roessler Agreement provides that Mr. Roessler will be employed as the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and the Bank. The Board of Directors of the Corporation will nominate and use its best efforts to secure the election of Mr. Roessler as a director of the Corporation during the term of the Roessler Employment Agreement. The Boards of Directors of the Corporation and Bank will cause the outstanding shares of the direct and indirect subsidiaries of the Corporation and Bank to elect Mr. Roessler as a member of the Boards of Directors of such subsidiaries as will be useful to Mr. Roessler in the performance of his duties. At all times as Mr. Roessler serves as a director of the Corporation and Bank, he will be appointed to the Executive Committees of those Boards of Directors. The Roessler Employment Agreement has a five-year term, beginning on its Effective Date in 1998 (as defined within the Roessler Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of its Effective Date, provided that either party may cause the term of the Roessler Employment Agreement to cease to extend automatically. Mr. Roessler will receive cash compensation consisting of a base salary of at least $600,000 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     The Edwards Employment Agreement provides that Mr. Edwards will be employed as the Senior Executive Vice President in charge of the Administrative Group of each of the Corporation and Bank. In his executive capacities, Mr. Edwards will report to the President and Chief Executive Officer of the Corporation and Bank, as applicable. The Edwards Employment Agreement has a three-year term, beginning on its Effective Date in 1998 (as defined within the Edwards Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of the Effective Date provided that either party may cause the term of the Edwards Employment Agreement to cease to extend automatically. Mr. Edwards will receive cash compensation consisting of a Base Salary of at least $313,200 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     The Furr Employment Agreement provides that Mr. Furr will be employed as the Senior Executive Vice President in charge of the Banking Group of each of the Corporation and Bank. In his executive capacities, Mr. Furr will report to the President and Chief Executive Officer of the Corporation and Bank, as applicable. The Furr Employment Agreement has a three-year term, beginning on its Effective Date in 1998 (as defined within the Furr Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of its Effective Date provided that either party may cause the term of the Furr Employment Agreement to cease to extend automatically. Mr. Furr will receive cash compensation consisting of a Base Salary of at least $325,800 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     The Fox Employment Agreement provides that Mr. Fox will be employed as an Executive Vice President and the Chief Financial Officer of each of the Corporation and Bank. In his executive capacities, Mr. Fox will report to the President and Chief Executive Officer of the Corporation and Bank, as applicable. The Fox Employment Agreement has a two-year term, beginning on its Effective Date in 1998 (as defined within the Fox Employment Agreement), and unless terminated as of the end of such two-year term, the Fox Employment Agreement will continue for a renewing three-year term. After the commencement of the renewing three-year term, the Fox Employment Agreement will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of its Effective Date provided that either party may cause the term of the Fox Employment Agreement to cease to extend automatically. Mr. Fox will receive cash compensation consisting of a Base Salary of at least $232,000 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     Each Executive Employment Agreement (other than the Fox Employment Agreement) provides, among other benefits to the Executive, that the Corporation and Bank will maintain a split-dollar life insurance agreement ("Split Dollar Agreement") with the Executive, and together with the Executive, maintain a related life insurance policy to be owned by the Executive and collaterally assigned to the Corporation and/or the Bank ("Insurance Policy"), providing coverage on the life of the Executive for the benefit of the Executive's estate, beneficiaries designated by him, and/or trusts created by him. Each Executive Employment Agreement also provides that the Compensation Committee of the Board of Directors of the Corporation will annually review the Executive's total compensation and in its sole discretion may adjust the Executive's Base Salary from year to year, but during the term of the Executive Employment Agreement ("Employment Period") neither the Compensation Committee nor the Board of Directors of the Corporation or the Bank may decrease the Executive's Base Salary below the amount stated within the Executive Employment Agreement, and periodic increases, once granted, shall not be subject to revocation.

     If during the Employment Period the Corporation or Bank terminates an Executive Employment Agreement other than for Cause or Disability or the Executive terminates it for Good Reason (each as defined therein), in any of the foregoing cases within one year after a Change in Control ("Change in Control Termination"), the Executive will be entitled to receive, among other things and in addition to compensatory amounts owed to him for the current fiscal year, an amount equal to 2.99 times the total of the Executive's Base Salary and target EMIP Award (as hereinafter described under Proposal 3) for the then current fiscal year (except that in the case of the Fox Employment Agreement, if such termination of employment occurs on or prior to October 25, 2000, the applicable multiplier will be two (2) times rather than 2.99 times). In addition, the Executive will be entitled to certain additional payments related to the Corporation's qualified retirement plans and additional benefits related to the Corporation's welfare benefit plans. Moreover, under certain circumstances in connection with a Change in Control Termination, as provided within the Executive Employment Agreements, the Corporation shall immediately grant a vested and nonforfeitable award under the LTIP of the same type and the same quantitative amount as awarded to the Executive under the LTIP for the previous fiscal year, and/or an award under the EMIP of the same type and in the same quantitative amount as awarded in the previous fiscal year. All Options previously granted to each Executive that are unvested as of the date of the Change in Control Termination will be deemed vested, fully exercisable and nonforfeitable as of that date, subject to certain exceptions provided within the Executive Employment Agreements, and Executive benefits under all nonqualified benefit plans will be 100% vested. Following a Change in Control Termination, the Corporation and the Bank shall maintain and continue to pay, during the term remaining in the Employment Period from and after the date of the Change in Control Termination, all premiums due under the Split Dollar Agreement and the Insurance Policy; provided, however, that upon or at any time prior to the expiration of the Continuing Period, the Executive may exercise his right under his Executive Employment Agreement to terminate the Split Dollar Agreement and the Insurance Policy.

     In the event that it is determined that any payment to any of the Executives, whether or not pursuant to his Executive Employment Agreement, would be deemed an excess parachute payment within the meaning of Section 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code, the Executive will be entitled to an additional payment in the amount necessary to put the Executive in the same financial position he would have been in, had no excise tax been imposed.

     During the Executive's Employment Period and the remainder of his Employment Period after termination of his Executive Employment Agreement, each Executive has agreed to refrain, with certain exceptions provided, within the States of South Carolina and North Carolina, directly or indirectly in any capacity from rendering his services or engaging or having a financial interest in, any business that shall be competitive with any of those business activities in which the Corporation or its subsidiaries are engaged as of the date of termination of his employment. Each Executive has also agreed to refrain from soliciting the provision of services included in the business activities of the Corporation or its subsidiaries to certain customers or potential customers of the Corporation or its subsidiaries. The obligations of the Corporation and Bank under the Executive Employment Agreements are subject to certain regulatory intervention as outlined within the Executive Employment Agreements.

     In 1999 the Corporation entered into an Amended and Restated Employment Agreement with Mr. Abercrombie, the Chief Executive Officer of AFB (the "Amended CCB Abercrombie Agreement"). The Amended CCB Abercrombie Agreement provides that Mr. Abercrombie will be employed as Executive Vice President of the Corporation and, for a certain period of time (see description of Amended Abercrombie AFB Agreement, below), shall continue to serve as Chief Executive Officer of the Corporation's principal banking subsidiary located in South Carolina. The Amended CCB Abercrombie Agreement has a term, beginning on its Effective Date (as defined therein), and ending on October 15, 2002. Mr. Abercrombie will receive cash compensation consisting of a Base Salary of $327,000 per calendar year and an additional fixed bonus of $166,454 per calendar year and will be entitled to participate in all savings, retirement and welfare plans applicable generally to senior executive officers of the Corporation on the same basis as such other senior executive officers, with full credit given to Mr. Abercrombie's total accumulated years of service at AFB for purposes of determining vesting and eligibility. The Corporation also assumed and maintains on behalf of Mr. Abercrombie that certain Supplemental Retirement Benefit Agreement, dated as of December 19,1994, between Mr. Abercrombie and AFB. The Amended CCB Abercrombie Agreement provides that either Mr. Abercrombie or the Corporation may terminate his employment in consideration of various payments by the Corporation based upon certain circumstances. In the event that it is determined that any payment by the Corporation to Mr. Abercrombie, whether or not pursuant to the Amended CCB Abercrombie Agreement, would be subject to the excise tax imposed by Section 4999 of the Code, payments to Mr. Abercrombie may be reduced to the level necessary to avoid imposition of the excise tax, provided that such reduction will only be effected if Mr. Abercrombie's financial position will be more favorable as a result of the reduction and avoidance of the excise tax. During his Employment Period and the remainder of his Employment Period after termination of Mr. Abercrombie's employment, Mr. Abercrombie has agreed to refrain, with certain exceptions provided, within the States of South Carolina and North Carolina, directly or indirectly, in any capacity, from rendering his services or engaging or having a financial interest in, any business that shall be competitive with any of those business activities in which the Corporation or its subsidiaries are engaged as of the date of termination of Mr. Abercrombie's employment. Mr. Abercrombie has also agreed to refrain from soliciting the provision of services included in the business activities of the Corporation or its subsidiaries to certain customers or potential customers of the Corporation or its subsidiaries.

     Contemporaneously with the execution of the Amended CCB Abercrombie Agreement, AFB, as a subsidiary of the Corporation, also entered into an employment agreement with Mr. Abercrombie (the "Amended AFB Abercrombie Agreement"). The Amended AFB Abercrombie Agreement provides that Mr. Abercrombie will continue to serve as President and Chief Executive Officer of AFB until such time as AFB is merged into Central Carolina Bank and Trust Company. The term of the Amended AFB Abercrombie Agreement will run concurrently with the term of the Amended CCB Abercrombie

Agreement, unless earlier terminated as provided in the Amended CCB Abercrombie Agreement, or by the Board of Directors of AFB. Mr. Abercrombie's compensation under the Amended AFB Abercrombie Agreement is provided by the Corporation in accordance with the terms of the Amended CCB Abercrombie Agreement.

     Finally, under the provisions of the LTIP, if a change in control of the Corporation occurs (a) all Options granted thereunder then unexercised and outstanding will become fully exercisable, (b) all restrictions applicable to all shares of Restricted Stock granted thereunder then outstanding will be deemed lapsed and satisfied, and (c) all Units granted thereunder will be deemed to have been fully earned as of the date thereof subject to the limitation that such Options, shares of Restricted Stock, and Units have been granted and outstanding for more than six months as of the date of such change in control. If (a) a participant's employment is terminated by the Corporation or any of its subsidiary corporations prior to a change in control without cause at the request of a person who has entered into an agreement with the Corporation the consummation of which will constitute a change in control or (b) the participant terminates his or her employment with the Corporation or any of its subsidiary corporations prior to a change in control of the Corporation and the circumstance or event which causes such termination occurs at the request of such person, then a change in control will be deemed to have occurred immediately prior to such participant's termination of employment. If the making of any payment or payments under the LTIP would (a) subject the participant to an excise tax under Section 4999 of the Code, or any like or successor section thereto or (b) result in the Corporation's loss of a deduction from federal taxable income for such payments under Section 280G of the Code, or any like or successor section thereto (either or both, an "Adverse Tax Consequence"), then, unless otherwise expressly provided in the underlying award agreement, the payments to participants, other than those participants with Executive Employment Agreements, attributable to the LTIP that are "parachute payments" within the meaning of Section 280G of the Code will be reduced, as determined by the Compensation Committee in its sole discretion, but after consultation with the participant affected, to the extent necessary to avoid any Adverse Tax Consequence.


DIRECTOR AND MANAGEMENT OWNERSHIP OF VOTING SECURITIES

     The Board of Directors believes that increased ownership of the Corporation's Common Stock by the Board and management best aligns with shareholder interests. Accordingly, in 1997 the Compensation Committee established a Share Ownership Program for executive officers which included specific ownership levels of Common Stock for each executive officer. In 1999, the Program was expanded to include members of the Board of Directors and certain other members of senior management. The Program now specifies target ownership levels and target annual increases in ownership for each individual for a five-year period.

PERFORMANCE GRAPH

  The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 1999 and the cumulative total return over the same period of: (a) two broad equity market indices: (i) the Standard and Poor's 500 Composite Index; and (ii) the Standard and Poor's MidCap 400 Composite Index; and (b) a published industry index, the SNL Banks (Southeast) Index. The graph assumes $100 originally invested on December 31, 1994 and that all subsequent dividends were reinvested in additional shares.

                            CCB FINANCIAL CORPORATION
               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
                           YEARS ENDED DECEMBER 31 (1)



                            [BAR GRAPH APPEARS HERE]




                                                            PERIOD ENDING
                                ------------------------------------------------------------------------------
INDEX                           12/31/94      12/31/95      12/31/96      12/31/97      12/31/98      12/31/99
--------------------------------------------------------------------------------------------------------------
CCB Financial Corporation         100.0         165.0         209.0          336.7         363.8        284.4
S&P 500                           100.0         137.6         169.0          225.4         289.8        350.8
SNL Southeast Bank Index          100.0         150.0         205.9          312.1         332.3        261.5
S&P MidCap 400                    100.0         131.0         155.9          206.1         245.5        281.6


(1) Closing price of the Corporation's Common Stock adjusted for the 100% stock dividend paid October 1, 1998:
     December 31, 1994 - $17.38
     December 31, 1995 - $27.75
     December 31, 1996 - $34.13
     December 31, 1997 - $53.75
     December 31, 1998 - $57.00
     December 31, 1999 - $43.56

      PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.



DESCRIPTION OF THE LONG-TERM INCENTIVE PLAN, AS AMENDED

     To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors adopted the LTIP and the Corporation's shareholders approved the LTIP at the 1994 Annual Meeting. The purpose of the LTIP is to provide the Board of Directors with the means to reward achievement of long-term goals through grants of restricted stock, incentive stock options, non-qualified stock options, and performance units consisting of cash, restricted stock, or unrestricted stock in various combinations to key employees and directors of the Corporation or its subsidiaries (the "Participants").


ADMINISTRATION OF THE LTIP

     The LTIP will be administered by the Compensation Committee. The Compensation Committee will be authorized to construe and interpret the LTIP and to promulgate, amend, and rescind rules and regulations relating to the implementation, administration, and maintenance of the LTIP. Each Participant receiving an award under the LTIP will enter into an agreement with the Corporation that sets forth the restrictions, terms, and conditions of the award (the "Award Agreement"). The Compensation Committee will make all determinations necessary or advisable for the LTIP including (a) selecting the LTIP's Participants, (b) making awards thereunder in such amounts and form as the Compensation Committee may determine, (c) imposing such restrictions, terms, and conditions upon such awards as the Compensation Committee may deem appropriate, and (d) correcting any defect or omission, or reconciling any inconsistency, in the LTIP or any Award Agreement.


SECURITIES OF THE CORPORATION SUBJECT TO THE LTIP

     The Board of Directors will reserve for awards under the LTIP 2,000,000 shares of the authorized and unissued shares of Common Stock. If any awards expire unexercised or are forfeited, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock theretofore subject to such awards will generally again be available for awards under the LTIP. The maximum number of shares of Common Stock for any Participant for which awards may be granted under the LTIP in any year is 100,000 shares.


ELIGIBILITY

     Employees eligible to participate in the LTIP consist of key employees who are officers or managers of the Corporation, the Bank or AFB. As of January 31, 2000, there were 432 such employees. Directors who are not employees of the Corporation, the Bank or AFB will be eligible to participate in the LTIP only with respect to awards of Non-qualified Options (as hereinafter defined) and Restricted Stock (as hereinafter defined). As of January 31, 2000, there were 16 such directors.


STOCK OPTIONS

     An option to purchase shares of Common Stock granted under the LTIP will either (a) qualify under Section 422 of the Code for treatment as an incentive stock option ("Incentive Option") or (b) not qualify for treatment as an incentive stock option under Section 422 of the Code ("Non-qualified Option"). In this Proxy Statement, the term "Option" refers to either an Incentive Option or a Non-Qualified Option. An Option may be granted alone or in addition to any other award under the LTIP and will be subject to a periodic vesting schedule. The exercise price of an Option will be determined by the Compensation Committee at the time of grant subject to the following limitations: (a) the exercise price of an Incentive Option may not be less than 100% of the fair market value per share of the Common Stock on the date of the grant and (b) the exercise price of an Incentive Option granted to an employee who owns ten percent or more of the combined total voting power of the Corporation may not be less than 110% of the fair market value per share of the Common Stock on the date of grant. On January 31, 2000 the last sale price of a share of Common Stock on the New York Stock Exchange was $43.50. The term of an Option will be such period of time as is fixed by the Compensation Committee at the time of grant subject to the following limitations: (a) the term of an Incentive Option may not exceed ten years after the date of grant and (b) the term of an Incentive Option granted to an employee who owns ten percent or more of the combined total voting power of the Corporation may not exceed five years. An Option may be exercised by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or if permitted by the terms of the governing Award Agreement by delivery of (a) a fully-secured, recourse promissory note or (b) shares of Common Stock already owned by the Participant. The Compensation Committee also may permit Participants to simultaneously exercise an Option, sell the shares of Common Stock thereby acquired, and use the proceeds from such sale for payment of the exercise price.

     If a Participant purchases Common Stock upon the exercise of an Incentive Option and either (a) holds it for a period of at least two years following the date of grant and at least one year from the date the option is exercised (the "Holding Periods") or (b) dies while owning such Common Stock, the Participant will be subject to federal income tax on the gain realized upon disposition of such Common Stock at the time of disposition and the amount of gain will be equal to the amount realized on disposition less the amount paid upon exercise of the Incentive Option. The Corporation will not be permitted to claim a tax deduction from federal taxable income at any time in connection an Incentive Option held for the Holding Periods specified above.

     A Participant who receives a Non-qualified Option will not be subject to federal income tax upon the grant thereof. On the date a Participant exercises a Non-qualified Option he or she will recognize federal taxable ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock purchased. The Corporation will be allowed to deduct from its federal taxable income an amount equal to the ordinary income recognized by such Participant upon exercise of the Non-qualified Option.

     If a Participant's employment is terminated for any reason other than disability, retirement, or death before an Option has vested, such Participant's right to exercise such Option will immediately terminate. If a Participant's employment is terminated by disability, retirement, or death before an Option has vested, such Option will vest to the extent determined by the Compensation Committee.

     If a Participant's employment is terminated for any reason other than disability, retirement, or death, a vested Option will remain exercisable for a period of up to 30 days following such termination, as determined by the Compensation Committee. If a Participant's employment is terminated by retirement or disability, such Participant will have the right to exercise a vested Incentive Option at any time within the three-month period or one-year period, respectively, following such termination. In the event the vested Option is a Non-qualifed Option, the Participant will have the right to exercise the Option at any time prior to expiration of the Option.

     If a Participant dies while entitled to exercise an Option such Participant's estate, designated beneficiary, or other legal representative will have the right to exercise such Option at any time within the one-year period from the date of such Participant's death.

     If a non-employee director leaves the Board of Directors for any reason other than disability, retirement, or death before an Option becomes vested, such Option will be forfeited. If a non-employee director leaves the Board of Directors due to disability, retirement, or death before an Option becomes vested, such Option will vest to the extent determined by the Compensation Committee.

     If a non-employee director leaves the Board of Directors for any reason other than disability, retirement, or death, a vested Option will remain exercisable for a period of up to 30 days following such termination, as determined by the Compensation Committee. If a non-employee director leaves the Board of Directors due to disability or retirement, such director will have the right to exercise a vested Option at any time prior to expiration of the Option. If a non-employee director leaves the Board of Directors due to death, such non-employee director's estate, designated beneficiary, or other legal representative, as the case may be, will have the right to exercise a vested Option at any time within the one-year period following such director's death.


RESTRICTED STOCK

     Awards under the LTIP may be in the form of shares of Common Stock subject to certain restrictions imposed by the Compensation Committee ("Restricted Stock"). The Compensation Committee may restrict the transferability of Restricted Stock and require that it be forfeited upon termination of a Participant's employment or service as a director, as the case may be. Restricted Stock may be granted alone or in addition to any other award under the LTIP. The Compensation Committee will determine the number of shares of Restricted Stock to be granted and may impose different terms and conditions on any particular grant of Restricted Stock. Shares of Restricted Stock will be issued in uncertificated form and registered in the name of such Participant and will be so held until the restrictions thereon have lapsed and all of the terms and conditions applicable to such award have been satisfied. Awards of Restricted Stock will only become unrestricted and vest in the Participant in accordance with the vesting schedule set forth in the underlying Award Agreement (the "Restriction Period"). In no event will the Restriction Period be less than one year after the date on which such award is granted. During the Restriction Period, Restricted Stock may not be transferred or otherwise disposed of by the Participant. After satisfaction of the restrictions set by the Compensation Committee, a certificate for the number of shares of Common Stock which are no longer subject to such restrictions will be delivered to the Participant. The remaining shares, if any, issued in respect of such

Restricted Stock will either be forfeited or will continue to be subject to the restrictions set by the Compensation Committee, as the case may be. A Participant will have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote such shares and to receive any cash dividends declared and paid thereon. Stock dividends issued with respect to Restricted Stock will be treated as additional grants of Restricted Stock and will be subject to the same restrictions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

     If a Participant's employment with or service to the Corporation or any of its subsidiaries is terminated for any reason other than disability, retirement, or death prior to satisfaction of the restrictions applicable to a grant of shares of Restricted Stock, such shares will be forfeited unless the Compensation Committee in its discretion determines otherwise. In the event of disability, retirement, or death during the Restriction Period, shares of Restricted Stock will become free of restrictions to the extent determined by the Compensation Committee.


PERFORMANCE UNITS

     Awards under the LTIP may be in the form of performance-based units, with each unit representing such monetary amount as is designated by the Compensation Committee subject to such terms and conditions as the Compensation Committee deems appropriate ("Units"), including a requirement that the Participant forfeit such Units in the event certain performance criteria are not met within a designated period of time. Units may be granted alone or in addition to any other award under the LTIP. The Compensation Committee will determine the number of Units to be granted to a Participant. The Compensation Committee may impose different terms and conditions on any particular Units granted to any Participant. Participants receiving grants of Units will only earn into and be entitled to payment in respect of such awards if the Corporation and the Participant achieve certain performance goals (the "Performance Goals") during and in respect of a designated performance period (the "Performance Period"). The Performance Goals and the Performance Period will be established by the Compensation Committee. The Compensation Committee will establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Compensation Committee will also establish a schedule for such Units setting forth the portion of the award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting the Performance Goals, the Compensation Committee may use such measures as total shareholder return, return on equity, return on assets, net earnings per share growth, comparisons to peer companies, divisional goals, individual or aggregate Participant performance, or such other measure or measures of performance as the Compensation Committee may deem appropriate. Such performance measures will be defined as to their respective components and meaning by the Compensation Committee. During any Performance Period, the Compensation Committee will have the authority to adjust the Performance Goals in such manner as the Compensation Committee deems appropriate with respect to such Performance Period. In addition to the Performance Goals, the Compensation Committee also may require a minimum shareholder return threshold be attained before consideration is given to any results achieved on the Performance Goals.

     Should the Corporation and the Participant achieve the applicable Performance Goals, but the minimum shareholder return threshold falls below the minimum expectations, then the Unit may be deferred by the Compensation Committee for up to two years until the threshold is exceeded. If the minimum shareholder return threshold is not achieved within the additional time frame, then no Unit will be paid. With respect to each Unit, the Participant will, if the applicable Performance Goals and minimum shareholder return threshold have been achieved during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Unit times the number of such Units so earned. Payment in settlement of earned Units will be made as soon as practical following the conclusion of the respective Performance Period in cash, shares of unrestricted Common Stock, or shares of Restricted Stock, as the Compensation Committee will determine and provide in the underlying Award Agreement.

     If a Participant's employment with the Corporation or any of its subsidiary corporations is terminated for any reason other than disability, retirement, or death prior to the completion of any Performance Period, such termination will result in the forfeiture of the Unit. If termination is due to disability, retirement, or death, the disposition of non-vested awards will be determined by the Compensation Committee.

DEFERRAL OF AWARDS UNDER THE LTIP

     The Compensation Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out, or settlement of any award made under the LTIP. If any such election is permitted, the Compensation Committee will establish rules and procedures for such deferrals, including the payment of reasonable interest or dividend equivalents.


CHANGES IN CONTROL OF THE CORPORATION

     Under the provisions of the LTIP, if a change in control of the Corporation occurs (a) all stock options then unexercised and outstanding will become fully exercisable, (b) all restrictions applicable to all Restricted Stock then outstanding will be deemed lapsed and satisfied, and (c) all Units will be deemed to have been fully earned as of the date thereof subject to the limitation that such Options, shares of Restricted Stock, and Units have been granted and outstanding for more than six months as of the date of such change in control.

     If (a) a Participant's employment is terminated by the Corporation or any of its subsidiary corporations prior to a change in control without cause at the request of a person who has entered into an agreement with the Corporation the consummation of which will constitute a change in control or (b) the Participant terminates his or her employment with the Corporation or any of its subsidiary corporations prior to a change in control of the Corporation and the circumstance or event which causes such termination occurs at the request of such person, then a change in control will be deemed to have occurred immediately prior to such Participant's termination of employment.

     If the making of any payment or payments under the LTIP would result in an Adverse Tax Consequence, then, unless otherwise expressly provided in the underlying Award Agreement, the payments attributable to the LTIP that are parachute payments within the meaning of Section 280G of the Code will be reduced, as determined by the Compensation Committee in its sole discretion, but after consultation with the Participant affected, to the extent necessary to avoid any Adverse Tax Consequence.


SUSPENSION, TERMINATION, AND AMENDMENT OF THE LTIP

     The Board of Directors may suspend, terminate, or amend the LTIP at any time and from time to time in such respects as the Board of Directors may deem advisable subject to the limitation that no such amendment will, without majority stockholder approval, (a) materially increase the number of shares of Common Stock which may be issued under the LTIP, (b) materially modify the requirements as to eligibility for participation in the LTIP, (c) materially increase the benefits accruing to Participants under the LTIP, or (d) extend the termination date of the LTIP.

     A copy of the LTIP is on file and may be inspected by any shareholder at the offices of the Corporation, and a copy will be available for inspection by any shareholder at the Annual Meeting.


DESCRIPTION OF AMENDMENT TO THE LTIP

     The amendment would increase the number of shares of Common Stock reserved for awards under the LTIP from 2,000,000 to 4,000,000.


       PROPOSAL 3. ADOPTION OF A NEW EXECUTIVE MANAGEMENT INCENTIVE PLAN

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3.


     Internal Revenue Code Section 162(m) ("Section 162(m)") prevents public companies from deducting for tax purposes amounts of annual compensation above $1 million, if that compensation is paid to any of its officers whose compensation is reported in the company's proxy statement ("Covered Employees"). Compensation which is paid pursuant to the terms of a plan or arrangement which meets the definition of "qualified performance-based compensation" for purposes of Section 162(m), is not subject to the $1 million limitation. One requirement necessary to meet the definition is that the "material terms" of the plan or arrangement be disclosed to and approved by the company's shareholders. Therefore, in order to fully deduct future payments under the new CCB Financial Corporation Executive Management Incentive Plan (the "EMIP") the Board of Directors is requesting the shareholders approve the EMIP.

     The following is a summary of the material terms of the EMIP. A copy of the EMIP is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.

PURPOSE

     The purpose of the EMIP is to motivate the participants to perform in a way that will promote the success, and enhance the value, of the Corporation and its subsidiaries. Annual incentive awards granted under the EMIP are based upon the achievement of one-year goals.


ADMINISTRATION

     The Compensation Committee (which will satisfy the "outside director" requirement of Section 162(m)) will administer, construe, and interpret the EMIP. The construction and interpretation by the Compensation Committee of any provision of the EMIP will be final and conclusive. The Compensation Committee must approve, subject to the provisions of the EMIP, the amount, if any, due a participant. The Compensation Committee may, in its discretion, delegate its general administrative duties to an officer or employee or committee composed of officers or employees of the Corporation, but may not delegate its authority to construe and interpret the EMIP or to approve awards. The Compensation Committee, subject to approval by the Board of Directors, may, at any time or from time to time, amend the EMIP in any respect without restriction and without the consent of any participant. However, any modification of the EMIP which would increase materially the benefits accruing to participants, modify materially the requirements as to eligibility for participation, materially increase the cost of the EMIP to the Corporation, or permit any member of the Compensation Committee to receive an award, must be approved by the shareholders of the Corporation.


ELIGIBLE PARTICIPANTS

     Participation in the EMIP will be based on recommendation by Corporation management and subject to approval by the Compensation Committee. Participation in the EMIP will be limited to officers and other key employees of the Corporation and its subsidiaries whose judgments, decisions, and actions can have a discernible impact on the profitability of the Corporation. The Compensation Committee will establish participation criteria and make decisions on eligibility based on such criteria.


ANNUAL INCENTIVE AWARDS

     The EMIP will include the Corporate Performance Subplan and the Individual Performance Subplan, as more specifically described below. Awards under both Subplans will be based entirely upon achievement of one-year goals. Each plan year runs from January 1 to December 31.

     The Corporate Performance Subplan will be based solely on the achievement of objective corporate performance goals. The awards under this Subplan may be determined on the basis of one or more of the following measures of corporate performance, alone or in combination, for the Corporation as a whole or for any subsidiary, division or business unit: (a) return on equity, (b) return on assets, (c) stock performance, (d) expense efficiency ratios, (e) earnings per share, or (f) revenue. Measurement of performance against such goals established by the Compensation Committee will be objectively determinable, and to the extent such goals are expressed in standard accounting terms, performance will be measured in accordance with generally accepted accounting principles. The Compensation Committee will have the right for any reason to reduce or eliminate (but not increase) any such award, notwithstanding the achievement of a specified goal. The maximum annual award under the Corporate Performance Subplan to any participant will be $2.5 million. At the beginning of each plan year, the Compensation Committee will establish performance goals under the Corporate Performance Subplan based on one or more of the above corporate performance criteria, and establish target awards and any formula for payouts in excess of target based on the achievement of measurable goals. Target awards under the Corporate Performance Subplan are to be set by the Compensation Committee as percentages of base salary, which percentages may differ from participant to participant and from year to year. Awards under the Corporate Performance Subplan, made to Covered Employees are intended to satisfy the Section 162(m) criteria relating to qualified performance-based compensation.

     Awards under the Individual Performance Subplan will be based on an individual's contribution to the business of the Corporation, as determined by the Compensation Committee. This contribution may be assessed on non-objective as well as objective measures. The Compensation Committee will establish target awards under the Individual Performance Subplan and limits on payouts in excess of targets, if any. Target awards under the Individual Performance Subplan are set at percentages of base salary to be established by the Compensation Committee which may differ from participant to participant and from year to year. Awards under the Individual Performance Subplan are wholly independent of awards under the Corporate Performance Subplan. Awards under the Individual Performance Subplan will not be contingent upon the failure to attain the performance goals under the Corporate Performance Subplan. Awards under the Individual Performance Subplan may not satisfy Section 162(m).

     Awards under the EMIP will be approved by the Compensation Committee after the end of each plan year. No awards will be payable to any employee under any measure if thresholds established by the Compensation Committee are not reached. Awards will be paid in cash or stock of the Corporation. Any award under the EMIP will be vested at the time the Compensation Committee approves the award; except that, if a participant dies or becomes disabled after the close of the plan year for which the award was earned and prior to approval of the award, the award will be vested as of the date of death or disability.

     The amount of bonuses to be paid in the future pursuant to the EMIP are dependent on the Corporation's financial performance and are currently undeterminable.


REQUIRED VOTE

     For purposes of Section 162(m), the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock represented and entitled to vote at the Annual Meeting is required to approve the EMIP. Payments under the EMIP are contingent upon obtaining such shareholder approval.


       PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4.

     The firm of KPMG LLP, certified public accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 2000, and a proposal to ratify that appointment will be introduced at the Annual Meeting. KPMG LLP has served as independent accountants for the Corporation since its organization as the parent holding company of the Bank during 1983, and previously had served as independent accountants for the Bank since 1975. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.


                          TRANSACTIONS WITH MANAGEMENT

     The Bank, AFB and the Corporation's other financial institution subsidiary have had, and expect to have in the future, lending transactions in the ordinary course of business with many of their officers and directors and with associates of such persons. All loans included in such transactions during 1999 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, executive officers, and certain principal shareholders of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of Common Stock. To the Corporation's knowledge, all Section 16(a) filing requirements applicable to the Corporation's officers and directors were complied with during 1999 with the exception of the following: Mr. Morrow was delinquent in reporting one purchase transaction. Retiring Directors, Mr. Holmes and Dr. McKay, were delinquent in reporting one purchase and one sale transaction, respectively.


                            PROPOSALS OF SHAREHOLDERS

     It currently is expected that the 2001 Annual Meeting will be held during April 2001. Any proposal of a shareholder which is intended to be presented at the 2001 Annual Meeting must be received by the Corporation at its principal executive office in Durham, North Carolina, not later than November 15, 2000 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

     Any other proposal not intended to be included in the proxy statement and appointment of proxy for the 2000 Annual Meeting, but intended to be presented at that meeting must be received by the Corporation in writing at its principal executive office in Durham, North Carolina no later than February 1, 2001.


March 17, 2000

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

                                   APPENDIX A


                            CCB FINANCIAL CORPORATION
                       EXECUTIVE MANAGEMENT INCENTIVE PLAN


                                    ARTICLE 1
                                     PURPOSE

     The purpose of this Executive Management Incentive Plan of 2000 ("EMIP") is to motivate the participants to perform in a way that will promote the success, and enhance the value, of CCB Financial Corporation and its subsidiaries ("the Company"). Annual incentive awards granted under the EMIP are based upon the achievement of one-year goals.


                                    ARTICLE 2
                           ADMINISTRATION OF THE PLAN

     The Compensation Committee of the Board of Directors ("the Committee") will administer, construe, and interpret the EMIP. No member of the Committee, the Board of Directors, or any delegate, as the case may be, shall be liable for any act done in good faith. The construction and interpretation by the Committee of any provisions of the EMIP shall be final and conclusive. The Committee must approve, subject to the provisions of the EMIP, the amount, if any, due a participant. The Committee may, in its discretion, delegate its general administrative duties to an officer or employee or committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret the EMIP or to approve awards. The Committee, subject to approval by the Board of Directors, may, at any time or from time to time, amend the EMIP in any respect without restriction and without the consent of any participant. However, any modification of the EMIP which would increase materially the benefits accruing to participants, modify materially the requirements as to eligibility for participation, materially increase the cost of the EMIP to the Company, or permit any member of the Committee to receive an award, must be approved by the stockholders of the Company.


                                    ARTICLE 3
                            PARTICIPATION IN THE PLAN

     Participation in the EMIP shall be based on recommendation by Company management and subject to approval by the Committee. Participation in the EMIP will be limited to officers and other key employees of the Company and its subsidiaries whose judgments, decision, and actions can have a discernible impact on the profitability of the Company. The Committee will establish participation criteria and make decisions on eligibility based on such criteria.


                                    ARTICLE 4
                             ANNUAL INCENTIVE AWARDS

     4.1 GENERAL. The EMIP shall include the Corporate Performance Subplan and the Individual Performance Subplan, as more specifically described below. Awards under both Subplans will be based entirely upon achievement of one-year goals. Each plan year runs from January 1 to December 31.

     4.2 CORPORATE PERFORMANCE SUBPLAN. The Corporate Performance Subplan will be based solely on the achievement of objective corporate performance goals. The awards under this Subplan may be determined on the basis of one of more of the following measures of corporate performance, alone or in combination, for the Company as a whole or for any subsidiary, division or business unit: (a) return on equity, (b) return on assets, (c) stock performance, (d) expense efficiency ratios, (e) earnings per share, or (f) revenue. Measurement of performance against such goals established by the Committee shall be objectively determinable, and to the extent such goals are expressed in standard accounting terms, performance shall be measured in accordance with generally accepted accounting principles. The Committee shall have the right for any reason to deduce or eliminate (but not increase) any such award, notwithstanding the achievement of a specified goal. The maximum annual award under the Corporate Performance Subplan to any participant will be $2.5 million. At the beginning of each plan year, the Committee will establish performance goals under the Corporate Performance Subplan based on one or more of the above corporate performance criteria, and establish target awards and any formula for payouts in excess of target based on the achievement of measurable goals. Target awards under the Corporate Performance Subplan are to be set by the Committee as percentages of base salary, which percentage may differ from participant to participant and from year to year.

     4.3 INDIVIDUAL PERFORMANCE SUBPLAN. Awards under the Individual Performance Subplan will be based, in whole or in part, on an individual's contribution to the business of the Company, as determined by the Committee. This contribution may be assessed on non-objective as well as objective measures. The Committee will establish target awards under the Individual Performance Subplan and limits on payouts in excess of targets, if any. Target awards under the Individual Performance Subplan are set at percentages of base salary to be established by the Committee which may differ from participant to participant and from year to year. Awards under the Individual Performance Subplan are wholly independent of awards under the Corporate Performance Subplan, although the Committee may base performance targets for the Subplans upon similar criteria. Awards under the Individual performance Subplan will not be contingent upon the failure to attain the performance goals under the Corporate Performance Subplan.

     4.4 FORM AND PAYMENT OF AWARDS. Awards under the EMIP will be approved by the Committee after the end of each plan year. No awards will be payable to any employee under any measure if thresholds established by the Committee are not reached. Awards will be paid in cash or stock of the Company.

     4.5 VESTING. Any award under the EMIP will be vested (considered the participant's property) at the time the Committee approves the award; except that, if a participant dies or becomes disabled after the close of the plan year for which the award was earned and prior to approval of the award, the award will be vested as of the date of death or disability.


                                    ARTICLE 5
                               GENERAL PROVISIONS

     5.1 NON-ASSIGNABILITY. No grants or awards under the EMIP shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge or encumbrance.

     5.2 NO RIGHT TO CONTINUED EMPLOYMENT. Participation in the EMIP shall not give any employee any right to remain in the employ of the Company. The EMIP is not to be construed as a contract of employment for any period and does not alter the at-will status of any participant.

     5.3 SOURCE OF BENEFITS. Awards under the EMIP will not be prefunded but will be paid by the Company as and when they become due as provided herein, and the participant's interest in the award shall be only that of an unsecured creditor of the Company.

     5.4 WITHHOLDING. The Company may deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the EMIP.

     5.5 GOVERNING LAW. This EMIP, and the rights and obligations of the parties thereunder, will be construed in accordance with the laws of the State of North Carolina.

[GRAPHIC OMITTED]




                   DIRECTIONS AND PARKING INFORMATION FOR THE
                 CAROLINA CLUB GEORGE WATTS HILL ALUMNI CENTER
RAMS HEAD LOT
FROM I-40
Take Exit 273B (Highway 54 to Chapel Hill) toward Chapel Hill and UNC. You will be on Highway 54 (also called Raleigh Road). Raleigh Road becomes South Road on the UNC campus. Turn left onto Stadium Drive at the Bell Tower. Pass Kenan Stadium on the right, then pass the George Watts Hill Alumni Center on the right. Veer right around the Alumni Center to the Rams Head Parking Lot.


FROM CHAPEL HILL 15-501 BY-PASS
Turn onto Manning Drive toward campus and the Dean Smith Center. At the first stoplight, take a right onto Ridge Road (there is no sign for Ridge Road). After passing the athletic field on your right, the Rams Head parking lot will be on your left.

UNC VISITORS LOT
FROM I-40
Take Exit 273B (Highway 54 to Chapel Hill) toward Chapel Hill and UNC. You will travel on Highway 54 (also called Raleigh Road) to the UNC campus. You will pass under Highway 15-501. The UNC Visitors Lot is on the right before the next stoplight.

FROM CHAPEL HILL 15-501 BY-PASS
Take the exit to UNC Chapel Hill campus onto Raleigh Road. The UNC Visitors Lot is on the right before the next stoplight.

CCB           APPOINTMENT    THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF
FINANCIAL          OF        OF THE BOARD OF DIRECTORS The undersigned hereby
CORPORATION      PROXY       appoints Leo P. Pylypec, W. Harold Parker, Jr., and
                             Manuel L. Rojas, and each of them, as attorneys and
111 Corcoran Street,         proxies, each with full power to appoint his
Post Office Box 931          substitute, and hereby authorizes them to represent
Durham, North Carolina       and to vote as directed below all the shares of
27702-0931                   common stock of CCB Financial Corporation (the
-------------------------    "Corporation") held of record by the undersigned
                             on March 1, 2000 at the Annual Meeting of
                             Shareholders of the Corporation to be held on April
                             18, 2000 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:


1. ELECTION OF DIRECTORS:     [ ] FOR     [ ] WITHHOLD     [ ] FOR ALL EXCEPT


NOMINEES: THREE-YEAR TERM: J. Harper Beall, III, Eugene J. McDonald, James L.
Williamson, Dr. Phail Wynn, Jr.
Two-Year Term: William L. Abercrombie, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee mark "For
All Except" and write that nominee's name in the space provided below.

2. AMENDMENT OF THE CORPORATION'S
   LONG-TERM INCENTIVE PLAN.           [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
3. ADOPTION OF A NEW EXECUTIVE
   MANAGEMENT INCENTIVE PLAN.          [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. RATIFICATION OF THE APPOINTMENT OF KPMG
   LLP AS THE CORPORATION'S
   INDEPENDENT ACCOUNTANTS FOR 2000.   [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

5. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

The shares represented by this appointment of proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies "FOR" the election of each of the nominees for director as listed in Proposal 1 by casting an equal number of votes for each such nominee and Proposals 2, 3 and 4 above. If, at or before the time of the meeting, any nominee listed in Proposal 1 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.

Please sign exactly as your name(s) appears on this card. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                Date:                   , 2000
                                                     ------------------


                                                -------------------------------
                                                Shareholder sign above


                                                --------------------------------
                                                Co-holder (if any) sign above


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY